SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 24, 2006

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

     On March 24, 2006, the Compensation and Management Development Committee of the Board of Directors of Federated Department Stores, Inc. (the "Company") authorized a stock credit plan for its senior executives, including its named executive officers, for the performance period covering fiscal years 2006 and 2007. The purpose of the stock credit plan is to align senior management's compensation with the interests of the Company's stockholders and the Company's performance, including achievement of Federated's Four Priorities for 2006 and 2007: Merchandise Assortments, Price Simplification, The Shopping Experience and Marketing, and achievement of synergies associated with the Company's merger with The May Department Stores Company ("May").

     The stock credit plan consists of two types of stock credits: core stock credits and merger stock credits. Core stock credits are 50% performance based and 50% time based. The performance based portion will be based on performance against Federated's Four Priorities. Merger stock credits are 100% performance based and will be based on performance against financial measurements of May merger synergies. Stock credits earned will be subject to two-year and three-year holding periods and their ultimate value to the participants will be based on Federated' stock price performance. The value of one-half of the stock credits earned will be paid in cash in Spring 2010 and the value of the other half will be paid in cash in Spring 2011. In each case, the value will be determined on the basis of the average closing price of Federated common stock as reported on the New York Stock Exchange for the 20 business days preceding the payment date.

     The performance portion of the stock credits for Ronald W. Tysoe, who has previously announced his intended retirement, will be based on goals specific to his responsibilities for May merger-related asset and real estate transactions. Mr. Tysoe's stock credits are 75% performance based and 25% time based. Mr. Tysoe's performance period will be 2006-2007, with payout of his time based and any earned performance-based stock credits in 2008.

A description of the foregoing is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

	Exhibit Number	Description

	10.1	Description of stock credit plan for 2006-2007 performance period.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: March 31, 2006	By: /s/ Joel A. Belsky
Name: Joel A. Belsky
Title: Vice President and Controller

INDEX TO EXHIBITS
Exhibit Number	Description
10.1	Description of stock credit plan for 2006-2007 performance period.